Schedule A

Series and Classes

As of April 13, 2020

Series	Classes
Six Circles Ultra Short Duration Fund
Six Circles Tax Aware Ultra Short Duration Fund
Six Circles U.S. Unconstrained Equity Fund
Six Circles International Unconstrained Equity Fund
Six Circles Managed Equity Portfolio U.S. Unconstrained Fund Six Circles Managed Equity Portfolio International Unconstrained Fund
Six Circles Global Bond Fund
Six Circles Tax Aware Bond Fund
Six Circles Credit Opportunities Fund